Exhibit 99.1

New Energy Systems Group Reports Third Quarter 2011 Financial Results

SHENZHEN, China, Nov. 15, 2011  -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically integrated original design manufacturer and distributor of lithium ion batteries, backup power consumer products and solar panels, today announced financial results for the third quarter ended September 30, 2011.

For the 3 Months Ended September 30
	Q3 2011	Q3 2010	CHANGE
Net Sales	$15.3 million	$26.4 million	-42%
Gross Margin	($0.5) million	$7.2 million	-107%
Net Income (Loss)	($16.9) million	$4.3 million	-463%
Adjusted Net Income*	($2.4) million	$5.1 million	-147%
GAAP EPS (Diluted)	$(1.16)	$0.34	-441%
Adjusted EPS (Diluted)*	$(0.17)	$0.41	-141%
*Adjusted net income and adjusted EPS exclude $0.2 million of non-cash stock-based compensation expenses during Q3 2011, $0.7 million of amortization expenses and a $13.6 million impairment of goodwill.

Revenues declined 42% year-over-year to $15.3 million for the quarter, due primarily to lower sales in the Company's battery sales divisions, which include Anytone® mobile power consumer products, NewPower battery packs and E'Jenie battery components. In addition to an overall slowdown in the battery market, the Company’s deliberate focus on the higher margin businesses resulted in lower sales of battery shells and covers. During the third quarter of 2011, the Company lowered prices for certain products in order to remain competitive with pirated products in the market, which management is rigorously combating.

Battery sales decreased by $14.3 million, from $24.1 million in the third quarter of 2010 to $9.8 million in the three months ended September 30, 2011. Since the beginning of 2010, the Company started to integrate the supply chain and optimize the internal and external resources to improve productivity, which included integrating the battery production of E’Jenie with the battery cell production of NewPower.  The acquisition of Kim Fai in November 2010 brought $5.0 million in solar panel sales during the third quarter of 2011. Sales of Anytone’s branded products for the three months ended September 30, 2011 was $6.7 million compared to $11 million for the 2010 period, a decrease of $4.3 million, or 39%.

Mr. Jack Yu, Chairman of New Energy stated, "We had a challenging quarter in several subsidiaries, including E’Jenie and Anytone. The weak overall battery pack market forced other companies to seek more profitable products such as mobile power products. This resulted in a significant increase in the number of competitors for Anytone’s products, including a few large competitors with greater scale than Anytone. We have lost some orders to these competitors, resulting in reduced sales starting near the end of second quarter. We also made a strategic decision to selectively reduce prices of several Anytone products in order to be combat pirated products.”

Gross margin was a $0.5 million loss during the third quarter compared to the gross profit of $7.2 million in the same period last year due to an increase in the cost of revenue for the battery segment due to the decrease of sales, production volume and switching of battery production of E’Jenie with the battery cell production of NewPower to improve production efficiency.

Operating expenses for the three months ended September 30, 2011 were $16.8 million compared to $1.6 million. The increase was primarily due to the impairment of goodwill of $13.6 million and a $0.3 million increase in operating expenses from our newly acquired subsidiary.

NewPower was served a notice of lawsuit in November 2011, for breaching a Sales Agreement, dated May 9, 2011 between NewPower and Shenzhen Zhongte Industry and Trade Co., Ltd. (“SZIT”), by not accepting returns of purported faulty products from SZIT. SZIT seeks monetary damages including SZIT’s costs and expenses incurred in connection with the action. Accordingly, the Company accrued $1.5 million during the third quarter of 2011 for this lawsuit, of which, $1.2 million was for return of the products and $0.3 million was for the loss incurred from faulty products. Management believes these claims are without merit and intends to fight them rigorously.

The Company incurred $0.2 million of non-cash stock-based compensation during the third quarter of 2011. GAAP net loss for the quarter was $16.9 million, down from net income of $4.3 million for the three months ended September 30, 2010. Non-GAAP adjusted earnings exclude impairment of goodwill, non-cash stock based compensation and amortization. Adjusted net loss was $2.4 million and $0.17 in earnings per share based on 14.6 million shares outstanding on September 30, 2011.

Mr. Yu continued, “We expect to stabilize margins by introducing new, innovative products that carry higher margins. In addition, we have started to identify areas within our selling, general and administrative expenses where we can become more efficient. Finally, we have engaged branding strategy and financial consultants to help evaluate and execute marketing, product development and strategic alternatives. However, we expect sales and margins to remain below our historical averages until our competitive position improves.”

For the 9 Months Ended September 30
	YTD 2011	YTD 2010	CHANGE
Net Sales	$65.4 million	$72.2 million	-9%
Gross Profit	$15.4 million	$19.8 million	-22%
Net Income (Loss)	($8.2) million	$11.6 million	-171%
Adjusted Net Income*	$8.1 million	$14.2 million	-43%
GAAP EPS (Diluted)	$(0.57)	$0.92	-162%
Adjusted EPS (Diluted)*	$0.55	$1.13	-51%
*Adjusted net income and adjusted EPS exclude $0.5 million of non-cash stock-based compensation expenses during nine months end of September 30, 2011, $2.2 million of amortization expenses and a $13.6 million impairment of goodwill.

Total net revenue decreased 29% in the first nine months of 2011 to $65.4 million. Battery sales decreased 29% year-over-year to $45.5 million. The Kim Fai acquisition added approximately $16.6 million of net revenue for the first nine months of 2011.

Gross profit decreased 22% to $15.4 million, with gross margin of 23.5% compared to 27.4% in the comparable period.

Selling, general and administrative expenses were $7.6 million compared to $4.7 million a year ago. Operating loss for the nine months ending September 30,2011 was $5.8 million compared to operating income of $15.1 million for the previous period 0f 2010.

GAAP net loss and earnings per diluted share were $8.2 million and $0.57, respectively. Adjusted net income, excluding non-cash expenses and impairment of goodwill, was $8.1 million and adjusted EPS were $0.55 in the first nine months of 2011.

Balance Sheet and Cash Flow Summary

As of September 30, 2011, cash and equivalents of the Company stood at $9.6 million, compared to $13.1 million as of December 31, 2010. Working capital was approximately $19.4 million at September 30, 2011. Accounts receivable was $10.9 million, compared to $11.2 million as of December 31, 2010. The Company had $0.6 million of debt. New Energy generated $2.9 million of cash flow from operations during the nine months ended September 30, 2011 versus $11.5 million in the same period a year ago. The Company has approximately $9.2 million of unused credit lines.

Conference Call

Management will host a conference call on Tuesday, November 15th, 2011 at 8:00 am ET to discuss the results for the three and nine months ended September 30, 2011. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "New Energy Systems Group Third Quarter 2011 Conference Call".

Date:	Thursday, November 17, 2011
Time:	8:00 am Eastern Time, US
Conference Line Dial-In (U.S.):	+1-877-317-6776
International Dial-In:	+1-412-317-6776
Conference ID:	New Energy Systems Group Third Quarter 2011 Conference Call
Webcast link:	http://webcast.mz-ir.com/publico.aspx?codplataforma=3363

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through November 22, 2011. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally. Utilize the pass code 10006920 for the replay.

This call is being webcast by MZ Technologies and can be accessed by clicking on the following link: http://webcast.mz-ir.com/publico.aspx?codplataforma=3363

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone® brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, and higher production capacity and higher profit margins. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY

New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel: +1-917-573-0302
Email: klin1330@hotmail.com

INVESTOR RELATIONS

John Mattio, SVP
MZ Group
Tel: US +1-212-301-7130
Email: john.mattio@hcinternational.net
Web: http://www.mzgroup.com.

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